Exhibit 16

October 25, 2011

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

Re: Information Architects Corporation

EIN: 87-0399301

Commissioners:

We were previously the principal accountants for Information Architects Corporation, and we reported on the financial statements of Information Architects Corporation as of December 31, 2010 and 2009, and for the years ended December 31, 2010 and 2009. We have not provided any audit services to Information Architects Corporation since the audit of the December 31, 2010 financial statements. We did conduct quarterly reviews on the interim financial statements of Information Architects Corporation through June 30, 2011. Effective October 13, 2011, our firm’s registration with the PCAOB was revoked and we were dismissed as the principal accountants.

We have read the Company's statements included under Item 4.01 of its Form 8-K/A dated October 25, 2011. We agree with the statements concerning our Firm in Item 4.01 of the Form 8-K/A. We have no basis on which to agree or disagree with other statements made in the amended Form 8-K/A.

Very truly yours,

/s/ Cordovano and Honeck LLP

Englewood, Colorado